UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2012 (May 17, 2012)

Rex Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

(Address of Principal Executive Office and Zip Code)

(814) 278-7267

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c), (e)

Michael L. Hodges

On May 23, 2012, Rex Energy Corporation (“Rex Energy”) announced the appointment of Michael L. Hodges as Chief Financial Officer of Rex Energy and its wholly owned subsidiary, Rex Energy Operating Corp. (together with Rex Energy, the “Company”), effective as of his commencement of employment, which is expected to be on or around June 18, 2012. Mr. Hodges will replace Thomas C. Stabley, who has been serving as both Rex Energy’s Chief Executive Officer and Chief Financial Officer since October 2011. Mr. Stabley will continue to serve in his dual capacity until Mr. Hodges commences employment, at which time the Chief Financial Officer role will transition to Mr. Hodges.

Mr. Hodges, 33, comes to the Company from SandRidge Energy, Inc., where he has been serving as E&P Controller since 2011. Prior to that role, Mr. Hodges served in a number of financial positions with increasing responsibility, including Special Projects Manager (2007), Assistant Controller, Services and Administration (2008-2009), and E&P Assistant Controller (2011). Additionally, Mr. Hodges was engaged by SandRidge Energy, Inc. as an independent consultant from 2009-2010 to lead the accounting transition and integration team during the merger of Arena Resources, Inc. and SandRidge Energy, Inc. Prior to his career at SandRidge Energy, Inc., Mr. Hodges held several financial positions with Chesapeake Energy Corporation from 2001-2007, culminating with the position of Financial Reporting Manager. Mr. Hodges brings over 10 years of oil and gas experience in finance, accounting and financial reporting to the position of Chief Financial Officer. He holds a Bachelor of Business Administration degree in Finance from the University of Oklahoma and is currently pursuing a Master of Science in Energy Management degree from Oklahoma City University.

In connection with his employment, the Compensation Committee of the Board of Directors (the “Committee”) approved an annual base salary of $230,000, an annual target incentive bonus of 45% of base salary, and an annual long term incentive opportunity of 30% of base salary.

In addition, the Committee granted Mr. Hodges onboarding awards of shares of restricted common stock of Rex Energy, subject to time only and time and performance based vesting requirements, as applicable, in accordance with Rex Energy’s 2012 LTIP Program as previously approved by the Committee, equal to a number of shares under the awards that would cause the Company to incur an estimated annual expense in the amount of $69,000 for each of the three years of the cycle, with the amount of shares to be issued based on the closing price of Rex Energy’s common stock on the NASDAQ Global Market on Mr. Hodges’ first date of employment. The grant is subject to the terms and conditions of the applicable Restricted Stock Award Agreements and the Rex Energy Corporation 2007 Long Term Incentive Plan.

Curtis J. Walker

Also on May 23, 2012, the Company announced that Curtis J. Walker has been promoted to Chief Accounting Officer effective May 17, 2012. Mr. Walker, 31, has been serving as Vice President, Accounting of Rex Energy since November 2009. Mr. Walker joined the Company in 2007 and served in a number of financial positions with increasing responsibility, including Director of Accounting, before being promoted to Vice President, Accounting. Throughout his tenure the Company he has been responsible for significant financial and internal control activities, including those relating to financial planning and reporting, accounting, budgeting and forecasting, procurement, credit facility and risk management. In addition, he has led the accounting and financial reporting aspects of three of the Company’s public equity transactions raising approximately $263 million. Prior to joining Rex Energy, Mr. Walker was with YRC Worldwide, a Fortune 500 trucking and transportation company, from 2003 to 2007. During his time with YRC Worldwide, Mr. Walker served as a Staff Accountant, Senior Financial Analyst and Assistant Controller. Mr. Walker will serve as the Company’s principal accounting officer. He holds a Bachelor of Science degree in Accounting and a Masters of Business Administration, both from Shippensburg University.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of the Company dated May 23, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX ENERGY CORPORATION

Date: May 23, 2012	By:	/s/ Jennifer L. McDonough
Name: Jennifer L. McDonough
Title: Vice President, General Counsel and Corporate Secretary